EXHIBIT 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about the Republic corresponding to the headings below that is contained in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2021. To the extent the information in this section differs from the information contained in that annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

REPUBLIC OF INDONESIA

Recent Developments

Recent Public Health Developments

The Covid-19 outbreak continues in Indonesia. The daily cases of Covid-19 in Indonesia experienced an increase from mid-May 2021 to late July 2021, primarily due to the Delta variant, and decreased gradually from July 2021 to December 2021. In December 2021, Indonesia recorded its first Omicron variant case and since then, the daily cases of Covid-19 in Indonesia, including Omicron variant cases, experienced an increase. The number of recorded daily cases reached its peak in late February 2022 and then decreased. As of September 4, 2022, the country had recorded approximately 6.37 million cases of Covid-19 since the start of the pandemic, of which 157,647 were fatal.

The Government continues to vaccinate the population, and as of September 4, 2022, approximately 171.1 million persons were fully vaccinated, approximately 61.0 million persons had received three doses of vaccine, and approximately 203.4 million persons had received at least a single dose of vaccine. Since December 14, 2021, the Government began to vaccinate children from the ages 6 – 11 years old. In addition, on January 12, 2022, the Government started a booster vaccine program for citizens above 18 years old who had been fully vaccinated for more than six months. Recently in August 2022, the Government started a program to give the fourth dose of vaccine which is still limited only to medical workers. As of September 4, 2022, approximately 402.0 thousand persons had received the fourth dose of vaccine.

The Government has substantially relaxed its Covid-19 related restrictions in light of the improving pandemic situation. Effective on January 12, 2022, the Government has reopened Indonesia to international tourists, and starting from March 22, 2022, all quarantine requirements have been lifted for international visitors who are fully vaccinated.

Inflation

The following table shows the Consumer Price Index (“CPI”), as of the end of the periods indicated and the percentage changes against the previous period.

Changes in Consumer Price Index

	As of December 31,	As of August 31,
	2021	2021	2022
CPI(1)	107.7	106.6	111.6
Annual percentage year-on-year	1.9%	1.6%	4.7%

Source:     BPS

(1)

Calculated on the basis of 2018 CPI = 100. From January 2020, BPS calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia. Prior to January 2020, CPI was based on a consumption pattern obtained from a cost of living survey conducted in 2012 in 82 provincial capital cities in Indonesia.

The following table shows percentage changes year-on-year in the CPI for certain commodities for the periods indicated.

Inflation by Commodity(1)(2)

	As of December 31,	As of August 31,
	2021	2021	2022
Food, drinks, and tobacco	3.1	3.3	7.7
Clothing and Footwear	1.5	1.0	1.6
Housing, water, electricity, and household fuel	0.8	0.4	3.1
Household equipment, tools, and routine maintenance	2.7	2.0	4.9
Health	1.7	2.1	2.1
Transportation	1.6	0.3	6.6
Information, communication, and financial services	(0.1)	(0.0)	(0.3)
Recreation, sports, and culture	1.1	0.7	2.5
Education	1.6	2.3	2.5
Food and beverage providers/restaurant	2.7	2.6	4.2
Personal care and other services	1.7	0.6	4.9

Source:     BPS

(1)	Annual percentage year-on-year.
(2)

From January 2020, BPS calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia. Prior to January 2020, CPI was based on a consumption pattern obtained from a cost of living survey conducted in 2012 in 82 provincial capital cities in Indonesia.

As of August 2022, annual inflation was 4.7%, which was lower than the 4.9% annual inflation in July 2022. This was due to decreases in some of the commodities sectors from July 2022 to August 2022. The three sectors which experienced the highest inflation as of August 2022 were food, drinks and tobacco, transportation, and personal care and other services, for which the annual inflation was 7.7%, 6.6% and 4.9%, respectively, and the month-to-month inflation compared to July 2022 was -1.8%, -0.1% and 0.3%, respectively.

Foreign Investment in Indonesia

The following table sets out the amounts of foreign investments in Indonesia by non-residents.

Foreign Investment in Indonesia

	Year Ended December 31,	Six Months Ended June 30,
	2021P	2021P	2022P
	(in millions of U.S. dollars)
Direct Investments
Equity Capital	20,566	11,014	8,732
Debt instrument	601	572	1,001

Total direct investments	21,167	11,586	9,733
Portfolio investments:
Equity securities	3,131	1,190	3,931
Debt securities	3,718	8,691	(4,992)
Total portfolio investments	6,849	9,882	(1,061)
Financial derivatives	(1,143)	(383)	(491)
Other investments	(576)	(5,527)	(109)
Total foreign investment	26,297	15,558	8,071

Source:     Bank Indonesia

P	Preliminary.

Foreign Direct Investment in Indonesia by Country of Origin(1)

	Year Ended December 31,	Six Months Ended June 30,
	2021P	2021P	2022P
	(in millions of U.S. dollars)
North America	1,542	310	1,18
USA	1,482	276	1,18
Canada	38	34	1
Other North America(2)	22	(0)	1
Central and South America	(70)	421	85
Argentina	0	0	0
Brazil	18	(3)	(17)
Mexico	1	0	1
Cayman Islands	(7)	(9)	47
Other Central and South America	(81)	432	54
Europe	994	210	758
European Union	956	177	703
Belgium	(40)	(72)	27
Denmark	96	5	15
Finland	(15)	(8)	16
France	1	(3)	(6)
Germany	38	19	10
Greece	9	(41)	8
Ireland	38	17	(6)
Italy	(407)	(201)	(212)

	Year Ended December 31,	Six Months Ended June 30,
	2021P	2021P	2022P
	(in millions of U.S. dollars)
Luxembourg	(1)	(0)	19
Netherlands	400	213	363
Portugal	0	0	(0)
Spain	20	21	2
Sweden	142	(4)	0
United Kingdom	675	232	367
Other European Union	0	0	3
Russia	0	0	(0)
Turkey	4	5	2
Other Europe	34	28	52
Asia	18,522	10,777	7,515
Japan	1,957	1,215	998
People’s Republic of China	5,077	4,397	1,252
South Korea	770	646	1,099
India	227	210	370
Hong Kong SAR	3,080	1,832	538
Taiwan	109	53	384
Saudi Arabia	2	1	(1)
ASEAN	7,298	2,420	2,843
Brunei Darussalam	0	(0)	1
Cambodia	1	1	(0)
Lao PDR	—	—	—
Malaysia	(25)	6	420
Myanmar	0	(0)	(0)
Philippines	5	5	5
Singapore	5,227	2,353	2,332
Thailand	2,086	52	85
Vietnam	3	2	1
Other Asia	3	2	32
Australia and Oceania	119	144	314
Australia	118	141	312
New Zealand	2	2	2
Other Australia and Oceania	(2)	0	0
Africa	(24)	(23)	(8)
South Africa	0	(0)	1
Other Africa	(23)	(22)	(9)
Others	(351)	14	8

Total	20,733	11,854	9,859

Source:     Bank Indonesia

P	Preliminary.
(1)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.
(2)	Includes Bermuda, Greenland and Saint Pierre and Miquelon.

Foreign Direct Investment

The following table sets out the amounts of foreign direct investments in Indonesia by non-residents.

Foreign Direct Investment

	Year Ended December 31,	Six Months Ended June 30,
	2021P	2021P	2022P
	(in millions of U.S. dollars)
Equity capital(1)	20,566	11,014	8,732
Debt instruments:
Inflow	42,569	20,680	21,955
Outflow	(41,968)	(20,108)	(20,954)
Total debt instruments	601	572	1,001

Total direct investments	21,167	11,586	9,733

Memorandum(2)
Direct investment in Indonesia	20,733	11,854	9,859

Source:      Bank Indonesia

P	Preliminary.
(1)	Includes privatization and banking restructuring.
(2)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.

Foreign direct investment recorded a surplus totaling U.S.$9.9 billion in the first six months of 2022, continuing a surplus of U.S.$11.6 billion in the same period last year, primarily in the form of equity capital in line with the promising national economic outlook and a conducive domestic investment climate. The manufacturing and trade sectors were the main contributors to net foreign direct investment inflows in the first half of 2022. Based on country of origin, investors from Asian emerging markets (including China) were the main contributors to foreign direct investment inflows, followed by ASEAN countries.

Foreign Portfolio Investment

The following table sets out the amounts of foreign portfolio investments in Indonesia by non-residents.

Foreign Portfolio Investments

	Year Ended December 31,	Six Months Ended June 30,
	2021P	2021P	2022P
	(in millions of U.S. dollars)
Equity securities:
Inflows	59,114	28,558	43,962
(Outflows)	(55,983)	(27,367)	(40,031)
Net equity securities	3,131	1,190	3,931
Debt securities (net)	3,718	8,691	(4,992)

Total portfolio investments	6,849	9,882	(1,061)

Source:       Bank Indonesia

P	Preliminary.

In the first six months of 2022, foreign capital flows in the form of portfolio investments in Indonesia recorded a net outflow of U.S.$1.1 billion, after recording net inflow of U.S.$9.9 billion in the same period of last year. The outflow during the first half of 2022 was primarily attributable to rebalancing of domestic government securities (SBN) to other instruments, thus reducing the portion of non-resident holdings of domestic SBN, amidst increasing foreign capital inflows in the stock market.

Other Foreign Investment

The following table sets out the amounts of other investments (other than portfolio or foreign direct investments) in Indonesia by non-residents, mainly consisting of loans received and paid.

Other Foreign Investment

	Year Ended December 31,	Six Months Ended June 30,
	2021P	2021P	2022P
	(in millions of U.S. dollars)
Loans
Bank sector:
Disbursements	1,484	537	1,602
Debt repayments	(4,489)	(2,038)	(978)

Total bank sector	(3,005)	(1,501)	625
Corporate sector:
Disbursements	15,083	7,230	8,198
Debt repayments	(20,170)	(11,416)	(11,935)

Total corporate sector	(5,087)	(4,185)	(3,737)
Other (net)(1)	7,516	160	3,003

Total other investments	(576)	(5,527)	(109)

Source:       Bank Indonesia

P	Preliminary.
(1)	Consists of loans of public sector and trade credit, currency and deposits, and other liabilities of private sector and public sector.

In the first six months of 2022, other foreign investments recorded a deficit of U.S.$0.1 billion, lower than deficit of U.S.$5.5 billion in the same period of 2021. The lower deficit stemmed from net disbursements of bank sector and government loans, amongst others.

Foreign Trade and Balance of Payments

Exports and Imports

Exports and Imports

	Year Ended December 31,	Six Months Ended June 30,
	2021P	2021P	2022P
	(in millions of U.S. dollars)
Exports:
Oil and gas exports (f.o.b.)	13,201	6,355	8,664
Non-oil and gas exports (f.o.b.)	219,635	97,343	133,279

Total exports (f.o.b.)	232,835	103,698	141,943
Total imports (c.i.f.)	(198,800)	(92,244)	(119,672)

Balance of trade	34,035	11,454	22,271

Source:       Bank Indonesia

P	Preliminary.

In the first six months of 2022, Indonesia recorded a trade surplus of U.S.$22.3 billion, which significantly increased from the U.S.$11.5 billion surplus in the same period of 2021. The higher trade surplus was caused by a 36.9% year-on-year increase in exports, which was higher than the 29.7% year-on-year increase in imports. The improvement of export performance was mainly due to higher international commodity prices. Consistent with stronger exports, imports also experienced an uptick compared to the same period last year as the domestic economy continues to recover.

Export-Import Data from the Central Statistics Agency

In addition to the exports and imports related data published by Bank Indonesia, the Central Statistics Agency or BPS also publishes data relating to imports and exports compiled based on the International Merchandise Trade Statistics Manual issued by the United Nations. Due to the different methods and timing of compiling export-import statistics, the export-import data published by BPS is different to the export-import data published by Bank Indonesia.

The tables below show Indonesia’s exports and imports for the periods indicated as published by the BPS.

	Year Ended December 31,	Seven Months Ended July 31,
	2021	2021R	2022P
	(in millions of U.S. dollars)
Exports:
Non-oil and gas exports	219,362.1	115,457.2	157,545.0
Oil and gas exports	12,247.4	6,796.3	9,154.8

Total exports	231,609.5	122,253.5	166,699.8

Imports:
Non-oil and gas imports	170,660.9	92,990.9	113,610.7
Oil and gas imports	25,529.1	13,312.2	23,919.5

Total imports	196,190.0	106,303.1	137,530.2

Source: BPS.

P	Preliminary.
R	Revised.

Exports

The following table sets forth Indonesia’s exports by major commodity groups for the periods indicated.

Exports by Sector

	Year Ended December 31,	Six Months Ended June 30,
	2021P	2021P	2022P
	(in thousands of U.S. dollars)
General merchandise	231,316,430	102,759,030	141,385,772
Agricultural
Coffee bean	848,285	337,927	464,016
Tea	62,171	31,539	30,891
Spices	678,397	334,427	312,781
Tobacco	73,901	20,696	54,449
Cocao bean	56,244	21,952	25,153
Shrimp and prawn	1,644,429	752,014	826,946
Other agricultural products	3,303,394	1,500,193	1,727,326

Total Agricultural products	6,666,820	2,998,748	3,441,561

Manufacture products
Textile and Textile products	13,182,868	5,886,779	7,415,995
Processed wood products	4,636,060	2,027,132	2,384,907
Palm oils	26,516,433	11,578,353	11,470,013
Chemicals	6,546,591	3,374,720	3,947,447
Base metal products	30,443,013	12,649,823	21,623,049
Electrical apparatus, measuring instruments and others	11,730,664	5,596,241	6,809,399
Cement	402,352	237,085	196,136
Paper and paper products	4,284,955	2,189,650	2,323,159
Processed rubber	6,832,214	3,530,619	3,381,153
Oil products(1)	1,899,971	745,201	2,501,128
Liquefied Petroleum Gas(1)	4,185	1,153	3,807
Other manufacture products	68,334,868	31,955,681	40,004,128

Total Manufacture products	174,814,175	79,772,438	102,060,323

Mining products
Copper ore	5,386,321	2,057,745	4,598,457
Nickel ore	0	0	0
Coal	31,505,219	11,609,592	23,939,345
Bauxite	628,176	232,519	372,801
Crude oil(1)	2,956,045	2,145,619	851,298
Natural Gas(1)	7,178,270	2,953,815	4,393,435
o/w LNG	4,294,339	1,668,914	2,629,47
Other mining products	485,173	208,425	276,553

Total Mining products	48,139,205	19,207,715	34,431,888

Other merchandise(2)	1,696,229	780,130	1,452,000
Other goods(3)	1,518,852	939,335	557,441

Total Exports	232,835,282	103,698,366	141,943,213

	Year Ended December 31,	Six Months Ended June 30,
	2021P	2021P	2022P
	(in thousands of U.S. dollars)
Memorandum(4)
Non-oil & gas exports	219,634,699	97,343,285	133,279,267
Oil & gas exports	13,200,583	6,355,080	8,663,947

Source:       Bank Indonesia

P	Preliminary.
(1)	As a component of oil and gas exports.
(2)	Consists of art goods, goods not elsewhere specified, and goods procured in ports by carriers.
(3)	Consists of non-monetary gold and merchanting goods.
(4)	Presents the classification of exports based on two main groups of commodities: (i) oil and gas and (ii) non-oil and gas.

The table below sets forth Indonesia’s exports by destination for the periods indicated.

Exports by Destination

	Year Ended December 31,	Six Months Ended June 30,
	2021P	2021P	2022P
	(in thousands of U.S. dollars)
America
North America
United States of America	25,765,002	11,530,533	14,896,907
Canada	1,064,214	486,675	660,366
Other North America	1,620	780	839
Total North America	26,830,836	12,017,987	15,558,113
Central and South America
Argentina	281,227	109,085	146,300
Brazil	1,504,539	697,404	741,289
Mexico	1,298,970	566,561	797,648
Other Central and South America	1,910,190	788,208	1,050,076

Total Central and South America	4,994,925	2,161,258	2,735,313

Total America	31,825,761	14,179,245	18,293,426

Europe
European Union
Netherlands	4,624,534	2,069,333	2,837,700
Belgium	1,635,031	704,416	1,144,337
United Kingdom	1,474,290	681,633	795,888
Italy	2,804,545	1,119,276	1,503,075
Germany	2,912,856	1,367,288	1,652,760
France	996,178	491,176	550,327
Spain	2,347,650	1,040,732	1,129,336
Other European Union	2,657,501	1,217,086	1,624,408

Total European Union	19,452,584	8,690,940	11,237,832

	Year Ended December 31,	Six Months Ended June 30,
	2021P	2021P	2022P
	(in thousands of U.S. dollars)
Russia	1,492,89	721,228	716,572
Turkey	1,599,382	767,851	1,090,652
Other Europe	2,162,096	1,105,955	1,601,138

Total Europe	24,706,953	11,285,974	14,646,194

Asia and Middle East
ASEAN
Brunei Darussalam	211,268	89,201	117,583
Philippines	8,590,823	3,917,028	5,887,044
Cambodia	530,909	290,463	362,388
PDR Laos	7,578	3,295	23,397
Malaysia	11,954,53	5,790,646	7,798,534
Myanmar	1,117,043	511,384	465,213
Singapore	12,167,500	5,709,180	7,979,525
Thailand	7,110,300	3,733,051	4,309,184
Vietnam	6,842,952	3,374,301	4,058,617

Total ASEAN	48,532,903	23,418,549	31,001,486

Hong Kong SAR	2,001,026	830,228	1,272,837
India	13,308,709	5,646,537	11,447,184
Iraq	218,389	105,427	195,060
Japan	17,595,122	7,880,842	11,505,454
South Korea	9,161,223	4,031,810	6,137,965
Pakistan	3,823,688	1,607,949	2,057,974
People’s Republic of China	53,278,076	22,223,801	28,984,132
Saudi Arabia	1,580,531	773,313	943,114
Taiwan	6,726,353	2,676,450	3,984,930
Other Asia and Middle East	8,676,922	3,785,610	5,158,340

Total Asia and Middle East	164,902,943	72,980,517	102,688,477

Australia and Oceania
Australia	3,236,357	1,628,166	1,746,053
New Zealand	717,463	330,628	361,096
Other Australia and Oceania	403,551	171,524	214,618

Total Australia and Oceania	4,357,371	2,130,317	2,321,767

Africa
South Africa	965,270	421,377	546,700
Other Africa	4,388,304	1,923,891	1,997,594

Total Africa	5,353,573	2,345,268	2,544,294

Unclassified exports(1)	1,688,68	777,044	1,449,056

Total (f.o.b.)	232,835,282	103,698,366	141,943,213

Source:    Bank Indonesia

P	Preliminary.
(1)	Consists of goods procured in ports by carriers and merchanting goods.

Imports

The following table sets forth Indonesia’s imports by major commodity groups for the periods indicated.

Imports by Sector(1)

	Year Ended December 31,	Six Months Ended June 30,
	2021P	2021P	2022P
	(in thousands of U.S. dollars)
General Merchandise	196,118,688	91,069,138	118,378,460
Consumption Goods
Food and beverages, primary, mainly for household	2,754,783	1,156,022	1,345,566
Food and beverages, processed, mainly for household	3,860,341	1,836,345	2,304,646
Passenger motor cars	375,210	182,187	257,690
Transport equipment, nonindustrial	229,968	102,233	133,576
Durable consumer goods	2,227,130	1,155,652	1,213,590
Semi-durable consumer goods	3,547,131	1,730,374	1,924,378
Non-durable consumer goods	5,931,056	2,281,686	1,801,394
Fuels and lubricants, processed, oil products(2)	7,567,201	3,163,082	7,489,249
Goods not elsewhere specified	308,987	153,066	143,926

Total Consumption Goods	26,801,807	11,760,648	16,614,014

Raw materials and auxiliary goods
Food and beverages, primary, mainly for industry	6,791,471	3,278,195	3,736,435
Food and beverages, processed, mainly for industry	4,408,737	2,556,070	3,146,371
Industrial supplies, primary	7,409,535	3,257,431	4,074,028
Industrial supplies, processed	69,801,404	32,538,773	39,899,774
Parts and accessories for capital goods	20,765,500	10,151,999	11,680,556
Parts and accessories for transport equipment	8,039,984	3,656,112	4,669,505
Fuels and lubricants, primary	10,014,214	4,744,543	8,454,500
o/w Crude oil(2)	7,886,555	4,004,192	6,675,765
Fuels and lubricants, processed	12,669,639	5,549,288	8,780,717
o/w Oil products(2)	7,367,209	3,299,913	5,349,162
o/w Liquefied Petroleum Gas(2)	4,713,059	1,921,917	3,122,871

Total Raw materials and auxiliary goods	139,900,484	65,732,411	84,441,886

Capital Goods
Capital goods (except transport equipment)	25,371,226	11,760,164	14,711,896
Passenger motor cars	375,210	182,187	257,690
Other transport equipment, industrial	3,085,572	1,369,206	2,028,669

Total Capital Goods	28,832,008	13,311,558	16,998,254

Other merchandise(3)	584,389	264,522	324,305
Other goods(4)	2,681,663	1,174,881	1,293,985

Total	198,800,351	92,244,020	119,672,445

Source:     Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	As a component of oil and gas imports.
(3)	Consists of goods procured in ports by carriers.
(4)	Consists of nonmonetary gold.

The following table sets forth Indonesia’s imports by country of origin for the periods indicated.

Imports by Place of Origin(1)

	Year Ended December 31,	Six Months Ended June 30,
	2021P	2021P	2022P
	(in thousands of U.S. dollars)
America
North America
United States of America	11,607,176	5,059,196	5,664,923
Canada	2,039,320	1,048,899	1,389,298
Other North America	0	0	0

Total North America	13,646,496	6,108,095	7,054,221

Central and South America
Argentina	2,028,162	974,377	1,440,422
Brazil	2,357,034	1,267,225	1,638,809
Mexico	251,035	109,941	157,188
Other Central and South America	600,554	255,201	324,016
Total Central and South America	5,236,784	2,606,745	3,560,435

Total America	18,883,280	8,714,840	10,614,656

Europe
European Union
Netherlands	877,900	414,235	450,162
Belgium	763,083	262,310	302,424
United Kingdom	1,116,93	505,688	488,243
Italy	1,674,996	876,446	694,039
Germany	3,057,219	1,394,194	1,699,403
France	1,316,552	633,479	689,912
Spain	676,814	233,743	299,124
Other European Union	2,413,677	1,043,139	1,366,441

Total European Union	11,897,176	5,363,233	5,989,748

Russia	1,033,73	495,076	862,977
Turkey	353,531	159,299	237,607
Other Europe	2,732,492	827,591	1,061,345

Total Europe	16,016,934	6,845,198	8,151,677

	Year Ended December 31,	Six Months Ended June 30,
	2021P	2021P	2022P
	(in thousands of U.S. dollars)
Asia and Middle East
ASEAN
Brunei Darussalam	156,977	114,661	429,856
Philippines	1,169,335	531,453	698,580
Cambodia	50,094	25,788	22,207
PDR Laos	38,976	18,354	78,619
Malaysia	9,634,006	4,335,557	6,246,082
Myanmar	164,217	100,946	79,421
Singapore	18,470,973	9,121,312	11,493,104
Thailand	8,920,455	4,121,474	5,722,577
Vietnam	3,972,949	2,043,341	2,295,564

Total ASEAN	42,577,980	20,412,888	27,066,010

Hong Kong SAR	5,557,561	2,755,418	2,508,945
India	7,057,958	3,237,001	5,148,158
Iraq	110	38	137
Japan	15,533,193	6,956,815	8,593,730
South Korea	9,773,262	4,716,770	6,137,018
Pakistan	192,770	123,326	97,817
People’s Republic of China	53,649,120	24,404,431	31,006,187
Saudi Arabia	4,359,067	1,826,994	3,184,476
Taiwan	4,293,046	2,025,633	2,324,904
Other Asia and Middle East	5,166,872	2,601,421	3,633,589

Total Asia and Middle East	148,160,938	69,060,734	89,700,970

Australia and Oceania
Australia	9,404,535	4,247,808	4,399,805
New Zealand	954,512	465,732	679,606
Other Australia and Oceania	39,107	12,691	45,744

Total Australia and Oceania	10,398,154	4,726,231	5,125,155

Africa
South Africa	634,585	263,620	1,086,57
Other Africa	4,122,070	2,368,874	4,669,109

Total Africa	4,756,656	2,632,494	5,755,683

Unclassified imports(2)	584,389	264,522	324,305

Total	198,800,351	92,244,020	119,672,445

Source:     Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	Consists of goods procured in ports by carriers.

Balance of Payments

The following table sets forth the Republic’s balance of payments for the periods indicated.

Balance of Payments(1)

	Year Ended December 31,	Six Months Ended June 30,
	2021P	2021P	2022P
	(in millions of U.S. dollars)
Current account	3,459	(3,012)	4,261
Goods(2)	43,806	15,965	28,109
Total exports (f.o.b.)	232,835	103,698	141,943
Non-oil and gas exports	219,635	97,343	133,279
Oil and gas exports	13,201	6,355	8,664
Total imports (f.o.b.)	(189,029)	(87,733)	(113,834)
Non-oil and gas imports	(162,864)	(75,965)	(92,300)
Oil and gas imports	(26,166)	(11,768)	(21,534)
Services	(14,651)	(7,097)	(9,347)
Primary income	(31,961)	(14,776)	(17,519)
Secondary income	6,264	2,896	3,017
Capital account	80	7	4
Financial account	12,147	7,423	(3,214)
(i) Public sector	4,317	2,549	(5,841)
Portfolio investment	(616)	4,039	(6,493)
Assets	—	—	—
Liabilities	(616)	4,039	(6,493)
Other investment	4,933	(1,489)	652
Assets	—	—	—
Liabilities	4,933	(1,489)	652
Loans	(1,377)	(1,489)	652
Drawings	4,355	1,519	3,392
Repayments	(5,732)	(3,008)	(2,740)
Other liabilities	6,310	—	—
(ii) Private sector	7,830	4,874	2,627
Direct investment	17,106	9,889	7,432
Assets	(4,061)	(1,697)	(2,301)
Liabilities	21,167	11,586	9,733
Portfolio investment	5,687	4,858	2,882
Assets	(1,778)	(985)	(2,550)
Liabilities	7,465	5,843	5,431
Financial derivatives	333	134	51
Other investment	(15,296)	(10,008)	(7,738)
Assets	(9,788)	(5,970)	(6,976)
Liabilities	(5,509)	(4,038)	(761)
Errors and omissions	(2,225)	(804)	(478)
Overall balance	13,461	3,615	573
Reserves and related items	(13,461)	(3,615)	(573)
Memorandum(3)
Reserve asset position	144,905	137,093	136,379

Source:     Bank Indonesia

P	Preliminary.
(1)

Bank Indonesia uses (+) and (-) signs in its published data to follow BPM5 whereby (+) means inflow and (-) means outflow. In financial account, (+) denotes increase in liabilities or decrease in assets, while (-) represents increase in assets or decrease in liabilities. The table above has been adjusted to align with the formatting hereof.

(2)	The calculation of export and import figures included in the balance of payments data compiled by Bank Indonesia differs in coverage and timing from the data on export/import trade compiled by BPS.
(3)

Presents the position of reserve assets at the end of period. A surplus/deficit in the overall balance of payments during a reporting period will increase/decrease the outstanding amount of reserve assets at the end of that period.

The current account recorded a U.S.$4.3 billion surplus in the first six months of 2022, after recording a U.S.$3.0 billion deficit in the first six months of 2021. The improvement of current account was primarily supported by a goods trade surplus due to stronger non-oil & gas exports in line with elevated international commodity prices, amidst increment of imports as rising domestic demand and soaring global oil price. On the other hand, the services trade balance deficit increased as domestic economic activity accelerated. The primary income deficit also widened due to increasing return-on-investment payments in line with stronger corporate performance and solid exports.

The capital and financial account recorded a U.S.$3.2 billion deficit in the first six months of 2022, amidst elevated global financial market uncertainty. Direct investment persistently booked surplus in the first half of 2022, reflecting investor optimism in the promising domestic economic outlook and a conducive domestic investment climate, thus bolstered capital and financial account performance. Nonetheless, portfolio investment recorded deficit in line with high global financial market uncertainty amid ongoing measures in various economies to tighten monetary policy, including the US. Meanwhile, other investment recorded a narrower deficit due to lower net payments on maturing liabilities.

Indonesia’s overall balance of payments in the first half of 2022 recorded a surplus of U.S.$0.6 billion, accompanied by official reserve assets of U.S.$136.4 billion as of June 30, 2022.

Financial System

The Banking System

As of June 30, 2022, total banking assets were Rp10,498.4 trillion, consisting of commercial bank assets of Rp10,308,56 trillion and rural bank assets (including assets of sharia rural banks) of Rp189.8 trillion.

Islamic Financial System

As of June 30, 2022, of the 87 underwriters licensed by OJK, only 30 were involved in issuances of Sukuk, and from 96 investment managers, there are 61 investment managers having Sharia Investment Management Unit and one sharia investment manager.

As of June 30, 2022, assets of Sharia banks were Rp721.3 trillion, or 6.9% of Indonesia’s total banking assets.

Bank Indonesia

The following table sets forth the balance sheet of Bank Indonesia and was prepared in accordance with the Monetary and Financial Statistics Manual published by the IMF, as of the dates indicated.

Analytical Balance Sheet of Bank Indonesia

	As of June 30,
	2021P	2022P
Base Money (M0)	1,069,791	1,337,129
Currency in Circulation(1)	832,385	912,485
Commercial Banks Demand Deposits at Bank Indonesia	235,722	423,875
Private sector Demand Deposits	1,685	768
Bank Indonesia Certificates (“SBI”)(2)	—	—
Factors Affecting Base Money (M0)	1,069,791	1,337,129
Net Foreign Assets	1,955,082	1,903,716
Claims on Non-Residents	2,076,179	2,113,575
Liabilities to Non-Resident	(120,097)	(209,859)
Claims on Other Depository Corporations	56	56
Liquidity Credits	56	56
Other Claims	—	—
Net claims on central Government	(318,697)	(477,511)
Claims on central Government	115,585	107,401
Liabilities to central Government	(434,281)	584,912
Claims on Other Sectors	9,813	9,923
Claims on Other Financial Institutions	—	—
Claims on Private Sectors	9,813	9,923
Open Market Operations(3)	1,955	312,580
Other Liabilities to Commercial & Rural Banks	(83,094)	(83,275)
Deposits included in Broad Money (M2)	—	—
Deposits excluded from Broad Money (M2)	—	—
Shares and Other Equity	(442,926)	(320,402)
Net Other items	(52,398)	(7,958)

Source:     Bank Indonesia

P	Preliminary.
(1)	Currency outside banks plus cash in vault.
(2)

SBI which is used to fulfil the secondary statutory reserve requirement of banks and accounted for as primary money supply components. Included in base money from October 2009 to June 2018. Starting from July 2018 SBI is not accounted as component of primary money supply, due to changes in the reserve requirement regulation.

(3)

Consists of total SBI after it is reduced by the SBI used to fulfil the secondary statutory reserve requirement of banks, and is accounted for as a primary money supply component (see footnote 2). Such SBI types include: Syariah SBI, Third Party Syariah SBI, Bank Indonesia Facility, Fine Tune Operation, Government Bonds, State Syariah Negotiable Paper, and Reserve Reverse Repo Government Bonds.

Banks and Other Financial Institutions

The following table sets forth the total number of financial institutions in operation and their share of total assets of the financial system as of the date indicated.

Indonesian Financial Institutions as of June 30, 2022

	Number of institutions		Assets*		Percentage of total assets
			(in trillions of Rupiah)		(%)
Banking:
Commercial banks	107		10,308.6		74.4
Rural credit banks(1)	1,619		189.8		1.4

Total banking	1,726		10,498.4		75.7

Insurance:
Life insurance	61		634.4		4.6
General insurance & Reinsurance	85		239.7		1.7
Social insurance(2)	5		845.9		6.1

Total insurance	151		1,720.0		12.4

Pension funds:
Financial institution pension funds	26		117.5		0.8
Employer pension funds	179		217.0		1.6

Total pension funds	205		334.5		2.4

Finance companies(3)	157		449.8		3.2
Venture capital companies	58		24.0		0.2
Securities companies	122	(4)	155.8	(5)	1.1
Mutual funds (collective investment schemes, not institutions)	2,180		545.4		4.0
Credit guarantee companies	22		40.5		0.3
Pawn shops	134		70.4		0.5
Fintech peer to peer Lending(6)	102		4.8		0.0
Micro Financial Institution(7)	228		1.4		0.0
Insurance and Reinsurance Brokers	196		18.1		0.1

Total	3,199		13,863.0		100.0

Sources:     OJK

*	Unaudited.
(1)	Including sharia rural banks.
(2)	Social insurance encompasses traffic and public transportation, health social security programs, worker social security programs and insurance for civil servants and the armed forces.
(3)	Finance companies provide investment financing, working capital financing, multipurpose financing, sharia financing and other financing based on OJK approval.
(4)	Includes 29 securities companies that are not members of a securities exchange but acting as broker-dealers.
(5)	Assets of securities companies as members of a securities exchange for the position of December 31, 2021.
(6)	Fintech peer to peer Lending includes sharia.
(7)	Micro Financial Institution includes sharia MFI. Assets based on data as of April 30, 2022, number of institutions based on data as of June 30, 2022.

Bank Assets and Liabilities

The following table sets forth the consolidated balance sheet of the commercial banks as of the dates indicated.

Consolidated Balance Sheet of Commercial Banks

	As of December 31,	As of June 30,
	2021P	2022P
	(in trillions of Rupiah)
Assets
Loans	5,820.6	6,236.5
Interbank Assets	223.1	212.3
Placements at Bank Indonesia	1,146.4	1,157.2
Securities (including Government Bonds)	1,831.0	1,827.9
Equity Participation	96.5	103.2
Other Claims	623.6	428.6
Others	371,1	342.9
Total Assets	10,112.3	10,308.6
Liabilities
Third Party Funds	7,479.5	7,602.3
Liabilities owed to Bank Indonesia	1.7	1.2
Interbank Liabilities	160.6	176.7
Securities	117.7	113.9
Borrowing	227.6	251.3
Other Liabilities	125.8	124.5
Guarantee Deposits	4.6	3.5
Others	523.7	552.2
Capital:
Paid in Capital	261.7	275.3
Reserves	81.2	89.2
Current Earnings/Loss	140.2	97.2
Retained Earnings/Loss	648.3	682.9
Estimates of Additional Paid in Capital	274.0	260.7
Others	65.9	77.7
Total Liabilities	10,112.3	10,308.6

Source:    OJK.

P	Preliminary.

The following table shows the average capital adequacy ratio of the banking system as of the dates indicated:

Average Capital Adequacy Ratios

	As of December 31,	As of June 30,
	2021	2022P
	(percentages)
CAR	25.7	24.7

Source:     OJK

P	Preliminary.

Non-Performing Loans

The following table shows the gross NPL ratios as of the dates indicated.

Non-Performing Loans Ratios

	As of December 31,	As of June 30,
	2021	2022P
	(percentages)
Gross NPL ratio	3.0	2.9

Source:     OJK

P	Preliminary.

Capital Markets and Capital Markets Regulation

The following table sets forth key indicators regarding the IDX and any securities traded on the IDX as of and for the seven months ended July 31, 2022.

Indonesian Stock Exchange

IDX
Market capitalization (in trillions of Rupiah)	9,133.1
Listed shares (in billions of shares)	8,849.8
Average daily transaction value (in billions of Rupiah)(1)	15,427.7
Average daily transaction volume (in millions of shares)(1)	23,355.2

Source:    IDX

(1)	For the seven months ended July 31, 2022.

The IDX, a self-regulatory body, has two indices based on Sharia stock, the Jakarta Islamic Index (“JII”), and the Indonesia Sharia Stock Index (“ISSI”).

The JII is a stock market index established on the Indonesian Stock Exchange. The JII was launched in 2000 and consists of the 30 largest Sharia- compliant listings by market capitalization and average liquidity in the regular market. As of July 31, 2022, the market capitalization of the JII was Rp2,234.3 trillion.

The IDX launched the Indonesia Sharia Stock Index, or ISSI on May 12, 2011. The ISSI is comprised of 523 Sharia stocks which are listed on the IDX as of July 31, 2022. As of July 31, 2022, the market capitalization of the ISSI was Rp4,366.7 trillion.

Monetary Policy

In July 2022, Bank Indonesia maintained the BI 7-Day Reverse Repo Rate at 3.50%, and also maintained the Deposit Facility (DF) rates at 2.75% and Lending Facility (LF) rates at 4.25%. The decision is consistent with projections of manageable core inflation despite the risks posed by global economic moderation on domestic economic growth. Bank Indonesia continues to remain vigilant of rising inflation expectations and core inflation moving forward, while strengthening the optimal monetary policy mix response necessary through rupiah stabilisation measures, strengthening monetary operations and interest rates. Towards that end, Bank Indonesia is bolstering its policy mix as follows:

1.

Strengthening monetary operations as a pre-emptive and forward-looking measure to mitigate the risk of rising inflation expectations and core inflation by increasing the interest rate structure in the money market and releasing SBN in the secondary market.

2.	Strengthening rupiah stabilization policy to help manage inflation through foreign exchange market intervention, supported by stronger monetary operations as referred to in Point 1.

3.	Maintaining prime lending rate transparency policy in the banking industry with a focus on consumer loan interest rates.

4.

Expanding cross-border QRIS by, among others, accelerating implementation, piloting local currency settlement (LCS) with other Asian countries and organizing National QRIS Week to achieve the target of 15 million new users.

5.

Ensuring smooth and orderly operationalization of the National Open API Payment Standard (SNAP), particularly for first mover payment service providers (PSP), while preparing for second mover implementation targeted for December 2022, as well as expanding cross-border QRIS by, among others, accelerating implementation and piloting LCS.

6.

Strengthening international policy by expanding cooperation and collaboration with central banks and relevant authorities in other jurisdictions as well as ensuring the success of the six priority agendas in the Finance Track of Indonesia’s G20 Presidency in 2022.

In August 2022, Bank Indonesia has increased the BI 7-day Reverse Repo Rate (BI7DRR) by 25 bps to 3.75%, while also raising the Deposit Facility (DF) and Lending Facility (LF) rates by 25 bps to 3.00% and 4.50%. The decision to raise the policy rate represents a pre-emptive and forward-looking measure to mitigate the risks posed by rising core inflation and inflation expectations caused by higher non-subsidised fuel prices and a build-up of inflationary pressures on volatile food, while strengthening exchange rate stabilisation policy in line with the rupiah’s fundamental value amid persistently elevated global financial market uncertainty and stronger domestic economic growth momentum. Bank Indonesia continues to strengthen its policy mix response to maintain stability and strengthen recovery as follows:

1.

Strengthening monetary operations by increasing the interest rate structure in the money market in accordance with the higher BI 7-Day Reverse Repo Rate (BI7DRR) to mitigate the risks associated with rising core inflation and inflation expectations.

2.

Strengthening rupiah stabilization policy as part of the measures to control inflation through foreign exchange market intervention through spot and DNDF transactions as well as buying/selling SBN in the secondary market.

3.

Buying/selling SBN in the secondary market to strengthen rupiah stability by increasing the attractiveness of short-term SBN portfolio investment and creating a flatter long-term SBN yield structure considering the short-term nature of inflationary pressures that are expected to return to the target corridor in the medium-long term.

4.

Strengthening national and regional synergy to maintain price stability and bolster food security through a coordination meeting with national and regional inflation control teams (TPIP and TPID), while accelerating implementation of the National Movement for Food Inflation Control (GNPIP).

5.

Implementing policy incentives for banks disbursing loans/financing to priority sectors and MSMEs and/or fulfilling the Macroprudential Inclusive Financing Ratio (RPIM) from September 1, 2022 as follows: (a) Increasing the incentives for disbursing loans/financing to priority sectors to a maximum of 1.5% from 0.5% previously and the incentive for fulfilling the RPIM target of up to 0.5%. (b) Expanding the scope of priority subsectors from 38 to 46.

6.	Maintaining prime lending rate transparency policy in the banking industry with a focus on interest rates by credit segment.

7.

Strengthening payment system policy to support the economic recovery and accelerate digitalization, primarily by expanding QRIS and BI-FAST services and access to larger segments of the population through MSME empowerment and purchasing domestic products.

Money Supply

The following table sets forth the money supply as of the periods indicated.

Money Supply

		Money
End of period	Base Money	Currency	Demand deposits	Rupiah saving deposits(1)	TotalM1 (1)	Quasi- money	Securities other than shares	TotalM2
	(in billions of Rupiah)
June 2021	1,069,791	739,006	1,176,423	1,949,691	3,865,120	3,248,484	16,457	7,130,061
December 2021	1,351,172	831,234	1,450,967	2,131,756	4,413,956	3,433,822	22,675	7,870,453
June 2022P	1,337,129	815,316	1,524,134	2,167,363	4,506,813	3,359,140	24,795	7,890,747

Source:    Bank Indonesia

P	Preliminary.
M1	Narrow Money.
M2	Broad Money.
(1)	Since September 2021, rupiah saving deposits that can be withdrawn at any time is reclassified from quasi-money to narrow money, due to their highly liquidity.

	Factors affecting money supply
End of period	Foreign assets (net)	Claims on central Government (net)(1)	Claims on business sectors	Other items (net)(2)
	(in billions of Rupiah)
June 2021	1,809,372	797,333	5,186,540	829,915
December 2021	1,809,680	1,127,267	5,444,160	1,007,279
June 2022P	1,779,197	685,883	5,740,781	1,028,054

Source:    Bank Indonesia

P	Preliminary.
(1)	Claims on the Government include net of the Government’s deposits with the banking system.
(2)	Includes capital accounts, tradeable government bonds held by central bank and inter-system accounts.

As of June 30, 2022, broad money grew by 10.67% (year-on-year) compared to 11.55% (year-on-year) as of the same date in the previous year, due to much slower growth of quasi money, despite a faster growth of narrow money. Narrow money growth slightly increased to 16.6% (year-on-year) as of June 30, 2022 compared to 14.9% (year-on-year) as of the same date in the previous year, due to faster growth of Rupiah demand deposits. Quasi-money growth decreased to 3.41% (year-on-year) compared to 8.03% (year-on-year) at the same date in the previous year, due to slower growth in time deposits Rupiah.

Government Budget

Fiscal Policy

The following table sets forth Government revenues and expenditures for the periods indicated.

Government Revenues and Expenditures

	Year Ended December 31,			Seven months ended July 31,
	2021L	2022B	2022R	2021	2022P
	(in trillions of Rupiah)
Revenues and grants:
Domestic revenues
Tax revenues	1,547.8	1,510.0	1,784.0	788.9	1,213.5
Non-tax revenue	458.5	335.6	481.6	242.3	337.1
Total domestic revenues	2,006.3	1,845.6	2,265.6	1,031.2	1,550.6
Grants	5.0	0.6	0.6	0.5	0.3

Total revenues and grants	2,011.3	1,846.1	2,266.2	1,031.7	1,551.0

Expenditures:
Central government expenditures	2,000.7	1,944.5	2,301.6	952.8	1,031.2
Transfer to regions and rural fund	785.7	769.6	804.8	415.5	413.6

Total expenditures	2,786.4	2,714.2	3,106.4	1,368.4	1,444.8

Primary balance(1)	(431.6)	(462.2)	(434.4)	(143.4)	316.1
Surplus/(deficit)	(775.1)	(868.0)	(840.2)	(336.7)	106.1

Financing:(2)
Debt Financing	870.5	973.6	943.7	468.8	236.9
Investment Financing	(142.5)	(182.3)	(230.2)	(48.6)	(42.3)
On-Lending	1.9	0.6	0.6	2.4	1.6
Government Guarantee	(2.7)	(1.1)	(1.1)	0.0	0.0
Other Financing	144.4	77.3	127.3	26.7	0.5

Total Financing	871.7	868.0	840.2	449.3	196.7

Source: Ministry	of Finance.
L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.
(1)	Primary balance represents revenues minus expenditures excluding interest expenditures.
(2)	In 2021, total financing of Rp871.7 trillion exceeded the 2021 deficit of Rp775.1 trillion and the Government added the difference of Rp96.7 trillion to its reserves.

Budget 2022 Realization

The Government revenues realization had improved by a positive 50.3%, from Rp1,031.7 trillion in the seven months ended July 31, 2021, to Rp1,551.0 trillion in the seven months ended July 31, 2022. Total tax revenues increased by 53.8% from Rp788.9 trillion to Rp1,213.5 trillion and total non-tax revenues increased by 39.1% from Rp242.3 trillion to Rp337.1 trillion. This achievement was mainly contributed by the positive performance of both tax revenues and non-tax state revenues, which was driven by a stronger domestic post-pandemic economic recovery, improved export-import performance, and a significant increase in commodity prices.

Total Government expenditures in the seven months ended July 31, 2022 reached Rp1,444.8 trillion or an increase of 5.6% from Rp1,368.4 trillion in the seven months ended July 31, 2021. The need for funds for handling Covid-19, particularly for health clusters and patient payment claims, has decreased significantly compared to 2021 as a result of the development of more tightly controlled Covid-19 cases. Total central Government expenditures increased by 8.2% from Rp952.8 trillion to Rp1,031.2 trillion, primarily caused by an increase in non-line ministries expenditures realization for the payment of subsidies and compensation. In order to keep people’s purchasing power intact, the Government has also distributed more cash transfers (Bantuan Langsung Tunai (“BLT”)) in anticipation of the increase in cooking oil prices in the second quarter of 2022. Total transfers to regions and rural fund decreased by 1.9% from Rp415.5 trillion to Rp413.6 trillion.

Government Finances

The following table sets forth information regarding the revenues and expenditures of the Government for the periods indicated.

Government Revenues

The following table sets forth Government revenues by category for the periods indicated.

Government Revenues

	Year Ended December 31,			Seven months ended July 31,
	2021L	2022B	2022R	2021	2022P
	(in trillions of Rupiah)
Domestic revenues:
Tax revenues:
Domestic tax
Income tax:
Oil and gas	52.8	47.3	64.7	25.6	49.2
Non-oil and gas	643.8	633.6	749.0	347.5	595.0

Total income tax	696.7	680.9	813.7	373.1	644.3
Value added tax (VAT)	551.9	554.4	639.0	257.7	377.6
Land and building tax	18.9	18.4	20.9	10.8	2.5
Excises	195.5	203.9	220.0	104.5	126.3
Other taxes	11.1	11.4	11.4	6.1	4.2

Total domestic taxes	1,474.1	1,468.9	1,705.0	752.2	1,154.8

International trade taxes:
Import duties	39.1	35.2	42.3	20.8	27.4
Export tax	34.6	5.9	36.7	15.9	31.4

Total international trade taxes	73.7	41.1	79.0	36.7	58.8

Total tax revenues	1,547.8	1,510.0	1,784.0	788.9	1,213.5

	Year Ended December 31,			Seven months ended July 31,
	2021L	2022B	2022R	2021	2022P
	(in trillions of Rupiah)
Non-tax revenues:
Natural resources:
Oil	65.0	64.6	106.5	41.0	83.6
Gas	31.6	21.3	32.6	6.6	8.4

Total oil and gas	96.6	85.9	139.1	47.6	92.1
General mining	44.8	28.0	78.9	20.1	43.9
Forestry	5.4	4.9	5.2	2.6	2.7
Fishery	0.7	1.6	1.7	0.3	0.7
Geothermal	1.9	1.6	1.6	0.8	0.9

Total non-oil and gas	52.9	36.0	87.4	23.8	48.2

Total natural resources	149.5	122.0	226.5	71.3	140.3

Profit transfer from SOEs	30.5	37.0	37.1	27.1	37.9
Other non-tax revenues	152.5	97.8	112.2	79.5	106.6
Public Service Agency (BLU) Income	126.0	78.8	105.8	64.3	52.3

Total non-tax revenues	458.5	335.6	481.6	242.3	337.1

Total domestic revenues	2,006.3	1,845.6	2,265.6	1,031.2	1,550.6

Grants	5.0	0.6	0.6	0.5	0.3

Total revenues and grants	2,011.3	1,846.1	2,266.2	1,031.7	1,551.0

Source:    Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.

Government Expenditures

The following table sets forth the expenditures of the Government for the periods indicated.

Government Expenditures

	Year ended December 31,			Seven months ended July 31,
	2021L	2022B	2022R	2021	2022P
	(in trillions of Rupiah)
Central Government expenditures:
Personnel expenditures	387.8	426.5	426.5	241.3	250.7
Good and services expenditures	530.1	339.7	339.7	217.3	192.7
Capital expenditures	239.6	199.2	199.2	85.8	70.2
Interest payments:
Domestic debt	332.9	393.7	393.7	186.6	204.3
Foreign debt	10.6	12.2	12.2	6.7	5.8
Total interest payments	343.5	405.9	405.9	193.2	210.0

	Year ended December 31,			Seven months ended July 31,
	2021L	2022B	2022R	2021	2022P
	(in trillions of Rupiah)
Subsidies:
Energy subsidies	140.4	134.0	208.9	69.5	88.7
Non-energy subsidies	101.7	72.9	74.7	30.0	27.5
Total subsidies	242.1	207.0	283.7	99.6	116.2
Grant expenditures	4.3	4.8	4.8	0.6	1.6
Social assistance(1)	173.7	147.4	147.4	102.0	76.0
Other expenditures	79.7	214.0	494.4	13.1	113.8

Total central Government expenditures	2,000.7	1,944.5	2,301.6	952.8	1,031.2

Transfers to Regions and Rural Fund
Transfer to Regions
Balanced funds:
General transfer funds:
Revenue sharing funds	117.2	105.3	140.4	44.9	32.5
General allocation funds	377.8	378.0	378.0	234.9	237.5
Total general transfer funds	494.9	483.3	518.4	279.8	270.0
Specific allocation funds:
Physical special allocation fund	57.1	60.9	60.9	8.7	14.7
Non-physical special allocation fund	127.6	128.7	128.7	77.9	74.6
Total specific allocation funds	184.6	189.6	189.6	86.6	89.4
Total balanced funds	679.6	672.9	708.0	366.4	359.4
Regional incentive fund	13.5	7.0	7.0	7.0	2.1
Specific autonomy funds(2)-	19.5	20.4	20.4	5.8	9.3
Specific Fund for Special Region of Yogyakarta	1.3	1.3	1.3	1.1	1.1
Total Transfer to Regions	713.9	701.6	736.8	380.3	371.9
Rural Fund	71.9	68.0	68.0	35.2	41.7

Total transfers to regions and Rural Fund	785.7	769.6	804.8	415.5	413.6

Total Government expenditures	2,786.4	2,714.2	3,106.4	1,368.4	1,444.8

Source:    Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.
(1)	Consists of Social Assistance from Ministries/Agencies Spending and Social Assistance for Disaster Relief.
(2)	Consists of specific autonomy fund and additional specific infrastructure autonomy fund for Papua and West Papua Provinces.

Total Government expenditures in the seven months ended July 31, 2022 reached Rp1,444.8 trillion or an increase of 5.6% from Rp1,368.4 trillion in the seven months ended July 31, 2021, primarily due to more cash transfers (Bantuan Langsung Tunai (“BLT”)) distributed by the Government, in anticipation of the increase in cooking oil prices in the second quarter, offset by a significant reduction in funds required for the handling of the Covid-19 pandemic, particularly for health clusters and patient payment claims, as a result of the development of Covid-19 case management controls. Total central Government expenditures increased by 8.2% from Rp952.8 trillion in the seven months ended July 31, 2021 to Rp1,031.2 trillion in the seven months ended July 31, 2022, primarily caused by an increase in non-line ministries expenditures realization for the distribution of subsidies, compensation for fuel oil and electricity, as well as the payment of pensions and health insurance for civil servants. Total transfers to regions and rural fund decreased by 1.9% from Rp415.5 trillion to Rp413.6 trillion.

Fuel Prices and Subsidies

The basic price and retail price of certain types of fuel are set by the Government through the Minister of Energy and Mineral Resources taking into consideration fuel purchasing cost, distribution cost, storage cost, and margin. Although the Government subsidy for fuel was eliminated in 2015, kerosene and gasoil continue to be subsidized by the Government. Historically, spending on subsidies has consumed a large portion of the Indonesian state budget. However, the Government in recent years has been implementing measures to raise subsidized fuel prices and reduce energy subsides by controlling the consumption of subsidized fuel through regulations, increased supervision and distribution management. In the past, fuel hike announcements have resulted in protests in major cities across Indonesia.

With recent global and domestic economic challenges, greater emphasis has been placed on improving national competitiveness. The Government is pursuing a more focused subsidy regime to provide direct subsidies to low income households and to allocate a large part of the budget for infrastructure development. Following the adjustment of fuel subsidies, the Government has implemented a conditional cash transfer program for low-income households. “Smart cards” have been introduced to provide improved health care services, better facilities, education assistance and other kinds of social assistance.

The savings from reductions in fuel subsidies have been allocated to more productive Government spending. For example, energy subsidy spending was Rp97.6 trillion for 2017 and increased to Rp153.5 trillion for 2018, and then decreased to Rp136.9 trillion for 2019, and to Rp108.8 trillion for 2020. In 2021, energy subsidy spending increased to Rp140.4 trillion and further increased to Rp208.9 trillion for 2022. The increase in energy subsidy is intended to keep people’s purchasing power under control amidst the upward trend in crude oil and Indonesian Crude Price (the “ICP”) prices as well as the recovery of economic activity and increased mobility of the people. Spending for infrastructure was Rp381.2 trillion for 2017, Rp394.0 trillion for 2018, Rp394.1 trillion for 2019, Rp286.5 trillion for 2020, Rp417.4 trillion for 2021 and Rp365.8 trillion for 2022.

The table below sets forth the amount of subsidies for the periods indicated.

	Year ended December 31,			Seven months ended July 31,
	2021L	2022B	2022R	2021	2022P
	(in trillions of Rupiah)
Subsidies:
Energy subsidies	140.4	134.0	208.9	69.5	88.7
Non-energy subsidies	101.7	72.9	74.7	30.0	27.5

Total subsidies	242.1	207.0	283.7	99.6	116.2

Source:    Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.

Deficit Financing

The following table sets forth, by amount, information on deficit financing for the periods indicated.

Deficit Financing

	Year ended December 31,			Seven months ended July 31,
	2021L	2022B	2022R	2021	2022P
	(in trillions of Rupiah)
Debt financing
Government securities (net)	877.5	991.3	961.4	487.4	223.9
Loans
Domestic loans (net)	0.9	1.8	1.8	0.2	2.2
Foreign loans:
Gross drawings:
Program loan	41.6	28.7	28.7	19.6	42.4
Project loan	32.6	34.8	34.8	8.4	11.8
Total gross drawing	74.2	63.5	63.5	28.0	54.3
Amortization	(82.1)	(83.0)	(83.0)	(46.9)	(43.4)
Total foreign loan (net)	(7.9)	(19.5)	(19.5)	(18.8)	10.8
Total loans (net)	(7.0)	(17.7)	(17.7)	(18.7)	13.0

Total debt financing	870.5	973.6	943.7	468.8	236.9

Investment financing
Investment to SOEs	(71.2)	(38.5)	(38.5)	0.0	0.0
Investment to other institutions	(21.0)	0.0	0.0	0.0	0.0
Investment to public service agencies	(39.4)	(52.8)	(52.8)	(38.6)	(41.0)
Investment in financial organizations/institutions	(0.9)	(0.9)	(0.9)	0.0	0.0
Revenue of investment	—	—	0.0	0.0	7.7
Government’s Investments	(10.0)	(19.1)	(19.1)	(10.0)	(9.0)
Others investment financing	0.0	(71.0)	(118.9)	0.0	0.0

Total investment financing	(142.5)	(182.3)	(230.2)	(48.6)	(42.3)

Lending	1.9	0.6	0.6	2.4	1.6
Government guarantee	(2.7)	(1.1)	(1.1)	0.0	0.0
Other financing	144.4	77.3	127.3	26.7	0.5

Total financing (net)	871.7	868.0	840.2	449.3	196.7

Source:    Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.

Public Debt

As of July 31, 2022, the central Government’s foreign debt-to-GDP ratio was 11.2%, with foreign debt to total debt ratio of 29.5%.

External Public Debt of the Republic

Outstanding External Public Debt of the Republic by Source(1)

	As of December 31,	As of July 31,
	2021	2022P
Concessional Loans:
Multilateral creditors	32.8	33.2
Bilateral creditors	20.8	18.3
Commercial(2)	92.0	90.8

Total	145.5	142.2

Total external public debt of the Republic, as a percentage of GDP for the period indicated(3)	12.2%	11.2%

Source: Ministry of Finance

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes securities (bonds and Sukuk) issued in international capital markets and commercial bank borrowings.
(3)	In calculating as a percentage of GDP, GDP in U.S. dollars has been converted from Rupiah into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of July 31, 2022, 63.8% and 36.2% of the outstanding external public debt of the Republic are from commercial and concessional loans, respectively. The total outstanding external public debt of the Republic as of July 31, 2022 was U.S.$142.2 billion.

Sources of External Public Borrowing

The following table sets forth the outstanding amounts of international development assistance received by the Republic as of the dates indicated.

International Development Assistance(1)(2)

	As of December 31, 2021	As of July 31, 2022P
	(in millions of U.S. dollars)
Bilateral loans	20,781.8	18,285.6
Multilateral loans:
International Monetary Fund	—	—
World Bank Group	19,091.2	19,451.9
Asian Development Bank	10,818.4	10,376.6
Islamic Development Bank	1,345.4	1,335.9
Nordic Investment Bank	8.1	6.8
European Investment Bank	—	—
International Fund for Agricultural Development	202.1	216.9
Asian Infrastructure Investment Bank	1,306.7	1,789.9
Multilateral Investment Guarantee Agency	—	—

Total multilateral loans	32,771.8	33,177.9

Total loans	53,553.6	51,463.5

Source: Ministry of Finance

P	Preliminary.
(1)	The term international development assistance includes any concessionary loans provided by international financial institutions or foreign governments, excluding grants.
(2)	Foreign currency values of international development assistance have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external public debt of the Republic by currency as of the dates indicated.

Outstanding External Public Debt of the Republic by Major Currency

	As of December 31,		As of July 31,
	2021		2022P
	(in millions of original currency)	(in millions of U.S. dollars)(1)	(in millions of original currency)	(in millions of U.S. dollars)(1)
U.S. dollars	99,263	99,263	101,830	101,830
Japanese yen	2,392,620	20,786	2,274,177	17,125
Euros	19,843	22,453	20,141	20,614
SDR	701	981	607	799
British pounds	1	1	1	1
Others	Multiple Currencies	2,036	Multiple Currencies	1,856
Total	N/A	145,521	N/A	142,226

Source:     Ministry of Finance

P	Preliminary.
(1)	Calculated based on the applicable BI middle exchange rates as of the date indicated for each column.

As of July 31, 2022, 71.6%, 12.0%, 14.5% and 1.9% of the external public debt of the Republic was denominated in U.S. dollars, Japanese Yen, Euros and other currencies respectively.

The following table sets forth the external debt service requirements of the central Government for the years indicated.

External Debt Service Requirements of the Central Government

Period	Principal repayment	Interest repayment	Total
	(in billions of U.S. dollars)
2021R	11.4	3.4	14.8
2022*	11.7	4.0	15.7
2023**	11.8	4.0	15.8
2024**	11.7	3.7	15.5
2024**	13.2	3.4	16.6

Source:     Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2022 to July 31, 2022 and (ii) projected principal and interest payments to be made from August 1, 2022 to December 31, 2022 based on external debt outstanding as of July 31, 2022.

**	Projected based on external debt outstanding as of July 31, 2022.

External Debt of Bank Indonesia

As of December 31, 2021 and June 30, 2022, external debt of Bank Indonesia amounted to U.S.$9,030 million and U.S.$8,588 million, respectively, entirely comprising SDR allocation and currency and deposits, while commercial debt was nil as of each of the two dates. For calculation purposes, foreign currency values of outstanding external debt were converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external debt service requirements of Bank Indonesia for the years indicated.

External Debt Service Requirements of Bank Indonesia

Period	Principal repayment	Interest repayment	Total
	(in millions of U.S. dollars)
2020	0.0	19.15	19.15
2021*(1)	0.0	2.70	2.70
2022*(1)	0.0	20.61	20.61

Source:     Bank Indonesia

*	Projected based on external debt outstanding as of July 15, 2022.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of June 30, 2022.

External Debt of State-Owned Enterprises

The following table sets forth the outstanding direct external debt of State-Owned Enterprises as of the dates indicated.

Outstanding Direct External Debt of State-Owned Enterprises(1)

	As of December 31,	As of June 30,
	2021P	2022P
	(in millions of U.S. dollars)
Financial institutions:
Bank	9,280	9,193
Non-bank	2,895	1,979

Total financial institutions	12,175	11,172
Non-financial institutions	46,835	45,049

Total	59,010	56,221

Source: Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding direct external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

Domestic Public Debt of the Central Government

The following table sets forth the outstanding domestic public debt of the central Government as of the dates indicated.

	As of December 31,	As of July 31,
	2021	2022P
	(in trillions of Rupiah)
Total domestic public debt(1)	4,836.2	5,049.6

Source:     Ministry of Finance

P	Preliminary.
(1)	Excludes SBI, which are obligations of Bank Indonesia and not of the Government.

Domestic Debt Service Requirements of the Central Government

The following table sets forth the debt service requirements for the central Government for the years indicated.

Direct Domestic Debt Service Requirements of the Central Government

Period	Principal repayment and redemption	Interest repayment	Total
	(in trillions of Rupiah)
2021R	382.3	299.2	681.5
2022*	313.0	307.6	620.6
2023**	380.4	298.3	678.6
2024**	469.4	269.5	738.9
2025**	405.2	243.9	649.2

Source:     Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2022 to July 31, 2022 and (ii) projected principal and interest payments to be made from August 1, 2022 to December 31, 2022 based on domestic debt outstanding as of July 31, 2022.

**	Projected based on domestic debt outstanding as of July 31, 2022.

Foreign Exchange and Reserves

Exchange Rates

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar for the periods indicated.

Exchange Rates

	End of Period	Average
	Rupiah per U.S. dollar
2017	13,568	13,385
2018	14,380	14,246
2019	13,883	14,139
2020	14,050	14,525
2021	14,525	14,157
2022^	14,887	14,561

Source:     Bank Indonesia

^	As of August 22, 2022

As of August 22, 2022, the Rupiah depreciated by 4.27% to Rp14,887 per U.S. dollar from Rp14,252 per U.S. dollar as of December 31, 2021, and on average depreciated by 1.82% year to date to Rp14,561 per U.S. dollar. Rupiah exchange rate movements remain under control despite continued global financial market uncertainty in response to external sector resilience and Bank Indonesia’s stabilization measures. Bank Indonesia continues to strengthen rupiah exchange rate stabilization policy in line with the currency’s fundamental value and market mechanisms through effective monetary operations and adequate market liquidity.

International Reserves

The following table sets forth the Republic’s total official international reserves, expressed in (i) U.S. dollar equivalents and (ii) the number of months of imports and Government external debt repayments, in each case at the end of the periods indicated. These reserves consist of foreign exchange, gold, SDRs and a reserve position with the IMF. Indonesia complies with the IMF’s Special Data Dissemination Standard requirement on international reserves and foreign exchange currency liquidity.

Official International Reserves of the Republic(1)

	As of December 31, 2021P	As of December 31, 2022P
	(in millions of U.S. dollars, except for months)
Gold	4,595	4,462
SDRs	7,795	7,335
Reserve position with the IMF	1,110	1,044
Foreign exchange and others	131,405	119,333

Total	144,905	132,173

Total as number of months of imports and Government external debt repayments	7.8	6.1

Source:    Bank Indonesia

P	Preliminary.
(1)	Converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of July 31, 2022, foreign reserves recorded U.S.$132.2 billion, equivalent to 6.1 months of import coverage and government external debt service requirements. In addition, the coverage ratio is in excess of the recommended international adequacy ratio of three months imports.

Regional Swap Arrangements of the Republic

As of June 30, 2022, no drawdowns on existing bilateral and regional swap arrangements have been made.

Debt-to-GDP Ratios

The following table sets forth the central Government’s debt-to-GDP ratio and debt service to GDP ratio as of the dates indicated.

Debt-to-GDP Ratios

	As of December 31, 2021P	As of July 31, 2022L
	(percentages, unless indicated otherwise)
Debt-to-GDP ratio	40.7	37.9
Debt service to GDP ratio	5.3	3.0
Total public debt of the central Government (in billions of U.S.$)(1)	484.1	482.0
—% in Loans	11.9	11.5
—% in Bonds	88.1	88.5

Source:    Ministry of Finance, Bank Indonesia

L	LKPP (Financial Report of Central Government/Audited).
P	Preliminary.
(1)	Outstanding foreign currency debt was converted to U.S. dollars using the BI middle exchange rate as of each period indicated in the table.

As of July 31, 2022, the central Government’s debt-to-GDP ratio was 37.9%, with U.S.$482.0 billion of total public debt of the central Government, 11.5% of which are in loans and 88.5% are in bonds.